                             Deposit Guaranty Corp.
                      Computation of Net Income Per Share
                               September 30, 1995




                                                           Three Months Ended       Nine Months Ended
                                                              September 30,           September 30,
                                                           ------------------       -----------------
                                                              Primary and              Primary and
                                                              Fully Diluted           Fully Diluted

                                                           ------------------       -----------------
Computation of weighted average
  shared outstanding:

  Common stock outstanding,
    beginning balance                                          18,851,417               17,578,052

  Common stock issued due
    to mergers                                                    324,140                2,172,499

  Common stock issued due to
    exercise of options                                             3,667                   21,508

  Shares purchased by
    the Company                                                   (46,107)                (630,898)
                                                              -----------              -----------

  Weighted average shares
    outstanding                                                19,133,117               19,141,161
                                                              ===========              ===========


Computation of net income:

  Net income                                                  $20,711,000              $56,057,000
                                                              ===========              ===========

Computation of net income per
  share:

  Net income divided by weighted
    average shares outstanding                                $      1.09              $      2.93
                                                              ===========              ===========




Note: For the nine-months ended September 30, 1995, additional weighted average shares outstanding for options under the Company's incentive stock plan were 179,179 and 224,799 for calculating primary and fully diluted net income per share, respectively. The dilutive effect of such options was, therefore, not material.